March 28, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Meeting Our Mission

Our mission is to advance housing opportunity and local community development by supporting members in serving their markets. We achieve this mainly through the daily availability of our advances. But ours is a diverse membership, focused on meeting the needs of customers and communities across our District. That is why we offer a whole suite of products to help our members meet these ever-changing needs. Whether it is a First Home Club grant creating new homeowners in upstate New York or Affordable Housing Program funds helping to keep senior housing in southern New Jersey, our vast product offerings help us meet our mission on a number of different fronts.

Last month, due to our expanded ability to issue letters of credit as collateral for deposits in the U.S. Virgin Islands, one of our members was able to provide a total of $200 million in FHLBNY stand-by letters of credit to serve as a collateral pledge for the guarantee of public funds held by it on behalf of the government of the U.S. Virgin Islands.

This represents the first Letter of Credit of its kind that our cooperative has provided in the U.S. Virgin Islands, and is the result of an October 2015 bill which amended U.S. Virgin Islands law. The new legislation provides that a depository banking institution may use an FHLBNY letter of credit to secure government deposits. Previously, collateral to secure government deposits in the U.S. Virgin Islands had been limited primarily to U.S. government and agency securities, including Federal Home Loan Bank obligations. As is well documented in New York and New Jersey, an FHLBNY Municipal Letter of Credit is far easier to administer for both the member bank and the government. This change in the law will allow our Caribbean members to more efficiently manage their balance sheets for optimal returns by deploying less liquid mortgage loans as collateral for the issuance of the FHLBNY’s letter of credit to collateralize municipal deposits.

FHLBNY Announces Fourth Quarter and Full-Year 2015 Results

Our ability to expand our Letter of Credit product to the Caribbean reflects the strength of our cooperative. This strength was also on display last month when we announced our fourth quarter and full-year 2015 results.

In the fourth quarter of 2015, we earned $168.4 million in net income, an increase of $91.4 million from the fourth quarter of 2014. For all of 2015, we earned $414.8 million, an increase of $99.9 million from 2014. The increase in income for both periods was due mainly to significant member prepayment activity during the fourth quarter, although our cooperative also performed very well through the first three quarters of the year. As the regulatory and competitive environment changed throughout 2015, we began to see members restructuring their balance sheets, thereby creating more prepayment activity in advances, which was reflected in the significant increase in net income during the fourth quarter.

Our strong performance in 2015 was matched by strong demand for advances, and we finished the year with $93.9 billion in advances out to our members. Our success last year will aid our community efforts this year: for 2015, we allocated $46.2 million from our earnings for the Bank’s Affordable Housing Program, funds that will benefit our 2016 grants.

FHLBNY Declares Fourth Quarter Dividend of 4.65%

On February 18, your Board of Directors approved a dividend for the fourth quarter of 2015 of 4.65% (annualized). We continue to provide a reasonable dividend to our members, totaling more than $225 million from 2015 net income. A fair and reliable dividend is another way in which we deliver member value. As we continue to move through 2016, our focus on enhancing this value will not waver, and all of us look forward to continuing to deliver that value to you.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.